Exhibit 2.3
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2024 Novartis AG (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
Title of each class
Trading symbol(s)
Name of each exchange on which registered
Ordinary shares, nominal value CHF 0.49 per share
—*

New York Stock Exchange*

American Depositary Shares, each representing 1 share
NVS
New York Stock Exchange

*Not for trading but only in connection with the registration of American Depositary Shares representing such ordinary shares.
Our shares are listed in Switzerland on the SIX Swiss Exchange (the “SIX”). American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value 0.49 Swiss Francs per share of Novartis AG (the “shares”), have been available in the US through an American Depositary Receipt (“ADR”) program since December 1996. This program was established pursuant to the deposit agreement, as amended and restated from time to time, that we entered into with JPMorgan Chase Bank, N.A., New York (“JPMorgan Chase”), as depositary (the “Deposit Agreement”). Our ADRs have been listed on the New York Stock Exchange (the “NYSE”) since May 2000 and are traded under the symbol NVS. In connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of the shares and (ii) ADR holders. Shares underlying the ADSs are held by JPMorgan Chase, the depositary, and holders of ADSs will not be treated as holders of the shares.
The following summary is subject to and qualified in its entirety by Novartis AG’s Articles of Incorporation (the “Articles”), Regulations (the “Board Regulations”) of the Novartis AG Board (the “Board”), and by Swiss law, particularly the Swiss Code of Obligations (the “Swiss CO”). This is not a summary of all the significant provisions of the Articles, the Board Regulations, or of Swiss law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in Novartis AG’s annual report on Form 20-F for the fiscal year ended December 31, 2024 (the “Annual Report”) and in the Deposit Agreement, which is an exhibit to the Post-Effective Amendment to our registration statement on Form F-6 filed with the SEC on December 16, 2022.
ORDINARY SHARES
Item 9. General
9.A.3 Pre-emptive rights
If a capital increase is approved, then our shareholders would generally have certain pre-emptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold. These pre-emptive rights could be excluded in certain limited circumstances with the approval of a resolution adopted at a General Meeting of Shareholders (“General Meeting”) by a supermajority of two thirds of the votes. Pre-emptive rights, if not excluded, are transferable during the subscription period relating to a particular offering of shares and may be quoted on the SIX. US holders of shares, or US holders of ADRs, may not be able to exercise the pre-emptive rights attached to the shares or to the shares underlying their ADRs unless a registration statement under the US Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to such rights and the related shares, or an exemption from this registration requirement is available. If pre-emptive rights could not be exercised by an ADR holder, the depositary would, if possible, sell the holder’s pre-emptive rights and distribute the net proceeds of the sale to the holder. If the depositary determines, in its discretion, that the rights could not be sold, the depositary might allow such rights to lapse.
9.A.5 Type and class of securities
Each share has nominal value of 0.49 Swiss Francs per share. The respective number of shares that have been issued as of December 31, 2024 is given in Item 6.C of the Annual Report. Novartis AG shares are issued as uncertificated securities (in the sense of the Swiss Code of Obligations) and as book entry securities (in terms of the Swiss Act on Intermediated Securities). All shares have equal voting rights and carry equal entitlements to dividends. No participation certificates, non-voting equity securities (Genussscheine) or profit-sharing certificates have been issued.
Item 9.A.6. Limitations or qualifications
Not applicable.
Item 9.A.7. Other rights
Not applicable.
Item 10.B Memorandum and articles of association
10.B.3 Shareholder rights
Because Novartis AG has only one class of registered shares, the following information applies to all shareholders.
(a) Under the Swiss CO, we may only pay dividends out of balance sheet profits or out of distributable reserves. In any event, under the Swiss CO, while the Board may propose that a dividend be paid, we may only pay dividends upon shareholders’ approval at a General Meeting. Furthermore, the Swiss CO requires us to accrue general legal reserves under certain circumstances so long as these reserves amount to less than 20% of our registered share capital, and Swiss law and the Articles permit us to accrue additional reserves beyond the statutory reserves. Our auditors must confirm that the dividend proposal of our Board conforms with the Swiss CO and the Articles. Our Board expects to recommend the payment of a dividend in respect of each financial year. See “Item 6. Directors, Senior Management and Employees—Item 6.C Board Practices—Capital Structure—Limitation on transferability—Per-share information” and “Item 8. Financial Information—Item 8.A. Consolidated statements and other financial information—Dividend policy.” of our Annual Report.
Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment. Dividends that have not been claimed within five years after the due date revert to us and are allocated to our general reserves. For information about deduction of the withholding tax or other duties from dividend payments, see “Item 10. Additional Information—Item 10.E Taxation” of our Annual Report.
(b) Each share is entitled to one vote at a General Meeting. Voting rights may only be exercised for shares registered with the right to vote on the record date for the applicable General Meeting. In order to do so, the shareholder must file a share registration form with us, setting forth the shareholder’s name, address and citizenship (or, in the case of a legal entity, its registered office). If the shareholder has not timely registered its shares, then the shareholder may not vote at, or participate in, a General Meeting.
To vote its shares, the shareholder must also explicitly declare that it has acquired the shares in its own name and for its own account. If the shareholder refuses to make such a declaration, the shares may not be voted unless the Board recognizes such shareholder as a nominee.
The Articles provide that no shareholder shall be registered with the right to vote shares comprising more than 2% of the registered share capital. The Board may, upon request, grant an exemption from this restriction. Considerations include whether the shareholder supports our goal of creating sustainable value and has a long-term investment horizon. Furthermore, the Articles provide that no nominee shall be registered with the right to vote shares comprising more than 0.5% of the registered share capital. The Board may, upon request, grant an exemption from this restriction if the nominee discloses the names, addresses, and number of shares of the persons for whose account it holds 0.5% or more of the registered share capital. The same restrictions indirectly apply to ADR holders. We have in the past granted exemptions from the 2% rule for shareholders and the 0.5% rule for nominees.
For purposes of the 2% rule for shareholders and the 0.5% rule for nominees, groups of companies and groups of shareholders acting in concert are considered to be one shareholder. These rules also apply to shares acquired or subscribed by the exercise of subscription, option or conversion rights.
After hearing the registered shareholder or nominee, the Board may cancel, with retroactive effect as of the date of registration, the registration of the shareholders if the registration was effected based on false information.
Registration restrictions in the Articles may only be removed upon a resolution carrying a two thirds majority of the votes represented at a General Meeting.
Except as noted below, shareholders’ resolutions require the approval of an absolute majority of the votes present at a General Meeting. As a result, abstentions have the effect of votes against such resolutions. Some examples of shareholders’ resolutions requiring a vote by such “absolute majority of the votes” are:
• Adoption and amendment of the Articles
• Election and removal of the Board Chair, the Board and Compensation Committee members, the Independent Proxy and the external auditor
• Approval of the management report, the consolidated financial statements and the report on non-financial matters
• Approval of the financial statements of Novartis AG, and the decision on the appropriation of available earnings shown on the balance sheet, in particular with regard to dividends (including any repayment of the statutory capital reserves and the approval of interim dividends and the interim financial statements required for such purpose), if any
• Approval of the maximum aggregate compensation of the Board (from an Annual General Meeting of Shareholders (“AGM”) until the next AGM) and of the Executive Committee (for the financial year following the AGM)
• Discharge of Board and Executive Committee members from liability for matters disclosed to the General Meeting
• Decision on other matters that are reserved by law or by the Articles (e.g., advisory vote on the Compensation Report) to the General Meeting
According to the Articles and Swiss law, the following matters require the approval of a “supermajority” of at least two thirds of the votes present at a General Meeting:
• Alteration of the purpose of Novartis AG
• The consolidation of shares, unless the approval of all affected shareholders is required
• Increase of the share capital out of equity, by contributions in kind or by way of set-off against receivable, or the grant of special rights
• Restriction or cancellation of subscription rights
• Introduction of a conditional capital or capital band
• Creation of shares with increased voting powers
• Implementation of restrictions on the transfer of registered shares, and the removal of such restrictions
• Change of the currency of the share capital
• Introduction of the deciding vote for the presiding officer at the General Meeting
• A provision in the Articles allowing the General Meeting to be held abroad
• Delisting of the shares of the Company
• Change of the registered office of Novartis AG
• Introduction of an arbitration clause in the Articles
• Merger, split or transformation of Novartis AG under the Swiss Merger Act (subject to mandatory statutory provisions)
• Dissolution of Novartis AG

Our shareholders are required, on an annual basis, to elect all Directors (including the Board Chair), the Compensation Committee members, the external auditor and the Independent Proxy. The Articles do not provide for cumulative voting of shares.
At a General Meeting, shareholders can be represented by a legal representative or, by means of a written proxy, by a representative of choice. Furthermore, a shareholder may be represented by the Independent Proxy. Votes are taken either by a show of hands or by electronic voting, unless the General Meeting resolves to have a ballot or where a ballot is ordered by the chair of the meeting.
ADSs, each representing one Novartis AG share and evidenced by ADRs, are issued by our depositary JPMorgan Chase Bank, N.A., New York, and not by us. The ADR is vested with rights defined and enumerated in the Deposit Agreement (such as the rights to vote, to receive a dividend and to receive a share of Novartis AG in exchange for a certain number of ADRs). The enumeration of rights, including any limitations on those rights in the Deposit Agreement, is final. There are no other rights given to the ADR holders. Only the ADS depositary, holding our shares underlying the ADRs, is registered as shareholder in our share register. An ADR is not a Novartis AG share and an ADR holder is not a Novartis AG shareholder.
The Deposit Agreement between our depositary, the ADR holder and us has granted certain indirect rights to vote to the ADR holders. ADR holders may not attend a General Meeting in person. ADR holders exercise their voting rights by instructing JPMorgan Chase Bank, N.A., New York, our depositary, to exercise the voting rights attached to the registered shares underlying the ADRs. Each ADR represents one Novartis AG share. JPMorgan Chase, as depositary, exercises the voting rights for registered shares underlying ADRs for which no voting instructions have been given by providing a discretionary proxy to an uninstructed independent designee. Such designee has to be a shareholder of Novartis AG. The same voting restrictions apply to ADR holders as to those holding Novartis AG shares (i.e., the right to vote up to 2% of the Novartis AG registered share capital – unless otherwise granted an exemption by the Board – and the disclosure requirement for nominees).
(c) Shareholders have the right to allocate the profit shown on our balance sheet and to distribute dividends by vote taken at the General Meeting, subject to the legal requirements described in “—Item 10.B.3(a) Shareholder rights” of the Annual Report.
(d) Under the Swiss CO, any surplus arising out of a liquidation of Novartis AG (i.e., after the settlement of all claims of all creditors) would be distributed to the shareholders in proportion to the paid in nominal value of their shares.
(e) The Swiss CO limits a corporation’s ability to hold or repurchase its own shares. We and our subsidiaries may only repurchase shares if we have sufficient freely disposable equity in the amount of the purchase price of the acquired shares. The aggregate nominal value of all Novartis AG shares held by us and our subsidiaries may not exceed 10% of our registered share capital. However, it is accepted that a Swiss corporation may repurchase its own shares beyond the statutory limit of 10% if the repurchased shares are clearly earmarked for cancellation. In addition, we are required to recognize a negative position, or if our subsidiaries acquire our shares, to create a special reserve on our balance sheet in the amount of the purchase price of the acquired shares. Repurchased shares held by us or our subsidiaries do not carry any rights to vote at a General Meeting, but are entitled to the economic benefits generally connected with the shares.
Under the Swiss CO, we may not cancel treasury shares without the approval of a capital reduction by our shareholders given that shareholders have not approved the introduction of a capital band.
(f) Not applicable.
(g) Since all of our issued and outstanding shares have been fully paid in, our shareholders are not obliged to make further contributions with respect to their shares.
(h) See “—Item 10.B.3(b) Shareholder rights” and “—Item 10.B.7 Change in control.”
10.B.4 Changes to shareholder rights
Under the Swiss CO, we may not issue new shares without the prior approval of a capital increase by our shareholders. If a capital increase is approved, then our shareholders would generally have certain pre-emptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold. These pre-emptive rights could be excluded in certain limited circumstances with the approval of a resolution adopted at a General Meeting by a supermajority of two-thirds of the votes. In addition, we may not create shares with increased voting powers or place restrictions on the transfer of registered shares without the approval of a resolution adopted at a General Meeting by a supermajority of votes. In addition, see “—Item 10.B.3(b) Shareholder rights” of the Annual Report with regard to the Board’s ability to cancel the registration of shares under limited circumstances.
10.B.6 Limitations
There are no limitations under the Swiss CO or our Articles on the right of non-Swiss residents or nationals to own or vote shares other than the restrictions applicable to all shareholders and holders of ADRs described in “—Item 10.B.3(b) Shareholder rights” of the Annual Report regarding conditions for exercising an ADR holder’s right to vote at a shareholder meeting.
10.B.7 Change in control
The Articles and the Board Regulations contain no provision that would have an effect of delaying, deferring or preventing a change in control of Novartis AG and that would operate only with respect to a merger, acquisition or corporate restructuring involving us or any of our subsidiaries.
According to the Swiss Merger Act, shareholders may pass a resolution to merge with another corporation at any time. Such a resolution would require the consent of at least two thirds of all votes present at the necessary General Meeting.
Under the Swiss Financial Market Infrastructure Act, shareholders and groups of shareholders acting in concert who acquire more than 33 1/3% of our shares would be under an obligation to make an offer to acquire all remaining Novartis AG shares. Novartis AG has neither opted out from the mandatory takeover offer obligation nor opted to increase the threshold for mandatory takeover offers in its Articles.
10.B.8 Disclosure of shareholdings
Under the Swiss Financial Market Infrastructure Act, persons who directly, indirectly or in concert with other parties acquire or dispose of our shares or purchase or sale rights relating to our shares are required to notify us and the SIX of the level of their holdings whenever such holdings reach, exceed or fall below certain thresholds – 3%, 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50% and 66 2/3% – of the voting rights represented by our share capital (whether exercisable or not). This also applies to anyone who has discretionary power to exercise voting rights associated with our shares. Following receipt of such notification, we are required to inform the public by publishing the information via the electronic publication platform operated by the SIX.
An additional disclosure obligation exists under rules of the SIX that requires us to disclose the identity of all of our shareholders (or related groups of shareholders) as published pursuant to the paragraph above, in Item 6.C of the Annual Report. See “Item 6. Directors, Senior Management and Employees—Item 6.C Board practices—Group structure and shareholders—Shareholders—Significant shareholders.”
10.B.9 Differences in the law
See the references to Swiss law throughout this Exhibit 2.3.
10.B.10 Changes in capital
The requirements of the Articles regarding changes in capital are not more stringent than the requirements of Swiss law.

AMERICAN DEPOSITARY SHARES
Item 12. Other securities
Disclosures under Items 12.A, 12.B, and 12.C are not applicable.
12.D.1 Depositary
JPMorgan Chase has been appointed as the depositary pursuant to the Deposit Agreement. JPMorgan Chase’s principal executive office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.
12.D.2 Provisions
ADSs are issued by the depositary, and not by us. The ADR is vested with rights defined and enumerated in the Deposit Agreement (such as the rights to vote, to receive a dividend and to receive a share of Novartis AG in exchange for a certain number of ADRs). The enumeration of rights, including any limitations on those rights in the Deposit Agreement, is final. There are no other rights given to the ADR holders. Only the depositary is registered as shareholder in our share register. An ADR is not a Novartis AG share and an ADR holder is not a Novartis AG shareholder.
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the Deposit Agreement and form of ADR. The Deposit Agreement has been filed with the SEC as an exhibit to the Post-Effective Amendment to our registration statement on Form F-6 filed with the SEC on December 16, 2022.
Voting rights
The Deposit Agreement has granted certain indirect rights to vote to the ADR holders. ADR holders may not attend Novartis AG general meetings in person. ADR holders exercise their voting rights by instructing the depositary to exercise the voting rights attached to the registered shares underlying the ADRs. The same voting restrictions apply to ADR holders as to those holding Novartis AG shares (i.e., the right to vote up to 2% of the Novartis AG registered share capital – unless otherwise granted an exemption by the Board – and the disclosure requirement for nominees).
As soon as practicable after receipt from Novartis AG of notice of any meeting or solicitation of consents or proxies of holders of shares or other deposited securities, the depositary shall fix the ADR record date in accordance with the Deposit Agreement, provided that if the depositary receives a written request from Novartis AG in a timely manner and at least 30 days prior to the date of such vote or meeting the depositary shall, at Novartis AG’s expense, distribute to holders a notice (the “Voting Notice”) stating (a) such information as is contained in such notice and any solicitation materials (or a summary thereof), (b) that each holder on the record date set by the depositary therefor will be entitled, subject to applicable law and the provisions of or governing deposited securities to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by Novartis AG.
Upon actual receipt of instructions of a holder on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary will endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by Novartis AG) the deposited securities represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities. To the extent that (a) the depositary has been provided 35 days’ notice of the proposed meeting from Novartis AG, (b) the Voting Notice is sent to holders and beneficial owners no less than 14 days prior to the date of the meeting or the cut-off date for the solicitation of consents and (c) the depositary does not receive instructions on a particular agenda item from a holder in a timely manner, such holder shall be deemed and the depositary shall deem such holder to have so instructed the depositary to give a discretionary proxy to a person designated by Novartis AG and the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to give a discretionary proxy to a person designated by Novartis AG to vote the deposited securities represented by the ADSs evidenced by such holder’s ADRs as to which such instructions are so given with respect to such agenda item(s), provided that no such instruction shall be deemed given unless Novartis AG promptly informs the depositary in writing that Novartis AG wishes such proxy be given with respect to such agenda item(s).
Notwithstanding anything contained in the Deposit Agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation or the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the holders a notice that provides holders with or otherwise publicizes to holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan, prior to such time.
Share dividends and other distributions
The depositary will distribute to each ADR holder on the record date set by the depositary at such ADR holder’s address shown on the ADR Register, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the custodian) represented by ADSs evidenced by such holder’s ADRs:
(a) Cash: Any US dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in paragraph 10 (“Cash”) of the form of ADR, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain holders, and (iii) deduction of the depositary’s and/or its agent’s fees and expenses in (1) converting any foreign currency to US dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or US dollars to the US by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.
(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any shares available to the depositary resulting from a dividend or free distribution on deposited securities consisting of shares (a “Share Distribution”) and (ii) US dollars available to it resulting from the net proceeds of sales of shares received in a Share Distribution, which shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.
(c) Rights. (i) Warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the depositary as a result of a distribution on deposited securities (“Rights”), to the extent that Novartis AG timely furnishes to the depositary evidence satisfactory to the depositary that the depositary may lawfully distribute the same (Novartis AG has no obligation to so furnish such evidence), or (ii) to the extent Novartis AG does not so furnish such evidence and sales of Rights are practicable, any US dollars available to the depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent Novartis AG does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities or property available to the depositary resulting from any distribution on deposited securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the depositary may deem equitable and practicable, or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, any US dollars available to the depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The depositary shall endeavor to conduct any sales hereunder in a commercially reasonable manner.
The depositary will distribute US dollars by checks drawn on a bank in the US for whole dollars and cents (any fractional cents being withheld without liability for interest and dealt with by the depositary in accordance with its then current procedures), pursuant to paragraph 10 of the form of ADR.
Deposit, withdrawal and cancellation
Subject to paragraphs 4 and 5 of the form of ADR, upon surrender of (i) a certificated ADR in a form satisfactory to the depositary at the transfer office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the holder, the depositary may deliver such deposited securities at such other place as may have been requested by the holder. Notwithstanding any other provision of the Deposit Agreement or the ADR, the withdrawal of deposited securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act.
Reclassification, recapitalizations and mergers
The depositary may, in its discretion, and shall if reasonably requested by Novartis AG, amend the ADR or distribute additional or amended ADRs (with or without calling existing ADRs for exchange) or cash, securities or property on the record date set by the depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or other distribution not distributed to holders or any cash, securities or property available to the depositary in respect of deposited securities from (and the depositary is authorized under the Deposit Agreement to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of Novartis AG.
To the extent the depositary does not so amend the ADR or make a distribution to holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by the ADRs shall automatically represent its pro rata interest in the deposited securities as then constituted.
Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, Novartis AG shall notify the depositary in writing of such occurrence and as soon as practicable after receipt of such notice from Novartis AG, may instruct the depositary to give notice thereof, at Novartis AG’s expense, to holders in accordance with the provisions hereof. Upon receipt of such instruction, the depositary shall give notice to the holders in accordance with the terms thereof, as soon as reasonably practicable.
Amendment and termination
The ADRs and the Deposit Agreement may be amended by Novartis AG and the depositary, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex or facsimile transmission), applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of holders or beneficial owners, shall become effective 30 days after notice of such amendment shall have been given to the holders. Every holder and beneficial owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. Any amendments or supplements which (i) are reasonably necessary (as agreed by Novartis AG and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to prejudice any substantial rights of holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Novartis AG and the depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations.
Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the holders identifies a means for holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or Novartis AG’s website or upon request from the depositary).
The depositary may, and shall at the written direction of Novartis AG, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary hereunder, notice of such termination by the depositary shall not be provided to holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as depositary hereunder, notice of such termination by the depositary shall not be provided to holders unless a successor depositary shall not be operating hereunder on the 60th day after Novartis AG’s notice of removal was first provided to the depositary.
Notwithstanding anything to the contrary in the Deposit Agreement, the depositary may terminate the Deposit Agreement without notice to Novartis AG, but subject to giving 30 days’ notice to the holders, under the following circumstances: (i) in the event of Novartis AG’s bankruptcy or insolvency, (ii) if the shares cease to be listed on an internationally recognized stock exchange, (iii) if Novartis AG effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.
After the date so fixed for termination, the depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, Novartis AG will be discharged from all obligations under the Deposit Agreement except for its obligations to the depositary and its agents.
Limitation on obligations and liability to ADR holders
The depositary, Novartis AG, their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur no liability to holders or beneficial owners (a) if any present or future law, rule, regulation, fiat, order or decree of the US, Switzerland or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of Novartis AG’s Articles, any act of God, war, terrorism, nationalization, epidemic, pandemic, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (b) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) not incur or assume any liability to holders or beneficial owners except to perform its obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners; (iii) in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, ADSs or the ADR; (iv) Novartis AG and its agents are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs, or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable to holders or beneficial owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, Novartis AG.
The depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement and any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.
The depositary has no obligation to inform holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. Additionally, the depositary is under no obligation to provide the holders and beneficial owners, or any of them, with any information about the tax status of Novartis AG. The depositary and Novartis AG shall not incur any liability for any tax or tax consequences that may be incurred by holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs. None of the depositary, the custodian or Novartis AG shall be liable for the failure by any holder or beneficial owner to obtain the benefits of credits or refunds of non-US tax paid against such holder’s or beneficial owner’s income tax liability.
The depositary, its agents and Novartis AG may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Additionally, the depositary may rely upon instructions from Novartis AG or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by or on behalf of Novartis AG for distribution to the holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from Novartis AG. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Novartis AG has agreed to indemnify the depositary and its agents under certain circumstances and the depositary has agreed to indemnify Novartis AG under certain circumstances.
Neither Novartis AG, the depositary nor any of their respective agents shall be liable to holders or beneficial owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
No provision of the Deposit Agreement or the ADR is intended to constitute a wavier or limitation of any rights which holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable.
The depositary and its agents may own and deal in any class of securities of Novartis AG and its affiliates and in ADRs.
Books of depositary
The depositary or its agent will maintain, at a designated office, a register for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System. Holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business Novartis AG or a matter relating to the deposit agreement. The depositary will maintain facilities for the delivery and receipt of ADRs.
Governing Law
The Deposit Agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the Deposit Agreement, Novartis AG irrevocably agrees that any legal suit, action or proceeding against Novartis AG brought by the depositary or any holder, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in any state or federal court in New York, NY, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Novartis AG also irrevocably agrees that any legal suit, action or proceeding against the depositary brought by it, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, NY.
Under the Deposit Agreement, by holding an ADS or an interest therein, holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Novartis AG or the depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, NY, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
Notwithstanding the foregoing, any action against Novartis AG based on the Deposit Agreement, the ADSs or the ADRs or the transactions contemplated thereby, may be instituted by the depositary in any competent court in Switzerland and/or the US.

Jury Trial Waiver
Each party to the Deposit Agreement (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADSs and ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any suit, action, claim or proceeding under the US federal securities laws.